Exhibit 10.22
SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made as of this 19th day of January, 2021 by Wyndham Hotels & Resorts, Inc., a Delaware Corporation (“the Company”) and Mary Falvey (“the Executive”).

WHEREAS, the Executive serves as Chief Administrative Officer of the Company;

WHEREAS, the Executive and the Company are signatories to an employment letter agreement dated May 16, 2018 (“Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to end their employment relationship under the terms and conditions set forth exclusively in this Agreement effective as of March 1, 2021, as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

Section 1 Cessation of Employment Relationship

1.1 Effective as of March 1, 2021 (“Separation Date” or “Termination Date”), the Executive’s employment with the Company and its affiliates and subsidiaries will automatically terminate without the need for any further action by the Company, the Executive or any other party.

1.2 Effective as of the Separation Date, the Executive hereby resigns from all positions, officerships and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, officerships and directorships on the Company’s and its affiliates’ or subsidiaries’ foundations, benefit plans and programs.

Section 2 Payment Obligations

2.1 Severance. Provided the Separation Date occurs, the Company and the Executive agree that the Executive’s separation from employment with the Company will be treated as a “Qualifying Termination” (as defined in the Employment Agreement), provided that the employment is not terminated due to a termination for “Cause” (as defined in the Employment Agreement) prior to the Separation Date. Accordingly,

(a) The Company shall pay the Executive an aggregate cash severance amount equal to Two Million and Forty-Thousand Dollars ($2,040,000.00) payable in a lump sum, less all applicable taxes, withholdings and deductions, in the first payroll period following the date on which the Agreement becomes effective and non-revocable, and as provided for in the Employment Agreement, subject to Sections 2.3, 2.4 and 4.6 below.

(b) Effective as of the Termination Date, and subject to Sections 2.3, 2.4 and 4.6 below, the Executive’s outstanding incentive equity awards shall be treated as set forth below:

(i)    All of the Executive’s outstanding time-based restricted stock units (“RSUs”) which would have otherwise vested within one year following the Termination Date

(totaling 16,737 RSUs) will become vested as of the Termination Date and settled in shares of Company common stock, to be provided to the Executive within sixty (60) days after the Termination Date, pursuant to the terms and conditions of (a) the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan and (b) Award Agreement – Restricted Stock Units, each dated (x) June 1, 2018, (y) February 27, 2019 and (z) February 25, 2020, between the Company and the Executive.

(ii)    All of the Executive’s stock options which would have otherwise vested within one year following the Termination Date (totaling 30,541 options) will become vested as of the Termination Date and shall remain outstanding and exercisable for a period of two (2) years (but not beyond the original expiration date) immediately following the Termination Date, pursuant to the terms and conditions of (a) the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan and (b) Award Agreement – Non-Qualified Stock Options, each dated (x) June 1 2018, (y) February 27, 2019 and (z) February 25, 2020, between the Company and the Executive.

(iii)    The Executive’s performance-based long term incentive awards (“PVRSUs”) held as of the Termination Date, shall vest and be paid pro-rata (totaling 11,832 shares), based upon the portion of the full performance period during which Executive was employed by the Company plus twelve (12) months (or if less, the entire performance period remaining after the Termination Date), provided only that the performance goals applicable to the PVRSUs are achieved. Payment of any such PVRSUs will occur at the same time that such PVRSUs are paid to actively-employed employees generally, as set forth in the Employment Agreement.

The Executive has no other outstanding incentive awards, equity awards or equity rights with the Company or any Released Party (“Released Party” defined throughout the Agreement herein as defined in the Release identified in Section 2.4 and attached hereto as Exhibit A), except as set forth in subsection (b) and (h) and herein. For the avoidance of doubt, the Executive is not entitled to any future Company incentive awards or equity rights that may otherwise be provided to officers or employees of the Company after the date of this Agreement (January 19, 2021). Furthermore, for the avoidance of doubt, except as provided for in subsection (b) herein, nothing contained herein shall affect the terms of restricted stock shares or other equity compensation previously awarded to the Executive, under the Wyndham Hotels & Resorts, Inc. 2018 Equity and Incentive Plan, as amended from time to time (“WHR Plan”) which shall continue to be governed under the terms and conditions of the WHR Plan.

(c) The Executive shall continue to be eligible to participate in the Company’s Officer Deferred Compensation Plan and 401(k) Plan up to and including the Separation Date, in accordance with the terms thereof.

(d) The Executive shall continue to participate in the health plans in which she currently participates through the end of the month in which the Separation Date occurs. Following the Separation Date, the Executive may elect to continue dental and vision plan coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at her own expense; provided that the Company shall provide the Executive with a cash payment of twenty-nine thousand three hundred and fifty-four dollars ($29,354.00), less applicable taxes, withholdings and deductions (the “Health Reimbursement Payment”), which is meant to represent eighteen (18) months of the Executive’s estimated COBRA premiums for such coverage. The Health Reimbursement Payment shall be paid in a lump sum on or before the sixtieth (60th) day following the Separation Date, subject to Sections 2.3, 2.4 and 4.6 below.

(e) To the extent the Executive would otherwise be entitled as an executive of the Company to participate in the Company’s executive health physical program, such entitlement will be provided to the Executive through December 31, 2021.

(f) The Executive shall be eligible to continue to use the vehicle provided to her through the Company’s executive car lease program in which she currently participates, upon the same terms as currently are in effect for her, through the Separation Date and for a grace period of up to 15 calendar days thereafter. The Executive shall have the option to purchase the vehicle in accordance with the terms of such program for use, at her own expense. If the Executive chooses not to purchase the vehicle, the Executive shall relinquish the vehicle to the Company’s Human Resources Department on or before March 15, 2021.

(g) The Executive shall be entitled to outplacement services rendered by a firm selected by the Company, provided the services are utilized no later than twelve (12) months following the Separation Date.

(h) To the extent not otherwise paid prior to the Separation Date, the Executive will receive a 2020 Incentive Payment, in the form of an additional lump sum payment, subject to applicable taxes, withholdings and deductions, made payable, to the extent made payable and in the percentage made payable to actively employed associates of the Company, at the same time that incentive compensation awards, if any, for calendar year 2020 are paid. The 2020 Incentive Payment will be made subject to and determined based on the Company’s attainment of applicable performance goals, as certified, and in accordance with the terms and conditions of the Wyndham Hotels & Resorts 2020 Global Annual Incentive Plan.

(i) The Executive may continue to use the financial services provided through the AYCO Company through the 2021 tax season ending on April 15, 2022.

(j) Notwithstanding any other provision of this Agreement or the Employment Agreement, all payments to, vesting, benefits, and other rights of the Executive under this Section 2.1 shall be subject to Sections 2.3, 2.4 and 4.6 of this Agreement. In addition, and without limitation of its rights at law or in equity, the Company reserves the right to suspend payments to, vesting, benefits and other rights of the Executive if the Company has a belief that the Executive is in breach of Section 3 of this Agreement, or otherwise is in breach of any representation, affirmation or acknowledgement by Executive under this Agreement or the Release as defined in Section 2.4 herein and attached hereto as Exhibit A.

(k) Except as provided in this Section 2.1, the Executive acknowledges and agrees that she is not entitled to any severance benefits under any other severance plan, arrangement, agreement or program of the Company or its affiliates, or any of the Released Parties or any Released Party.

(l) The Executive shall be entitled to keep her Company-issued iPhone (including the telephone number associated with the iPhone) (“Phone”), iPad (“iPad”), and laptop computer (“Laptop”). The Executive will provide the Company’s Information Security and Information Technology Departments with her Phone, iPad and Laptop, and the Company shall be permitted to image the Phone, iPad and Laptop, remove and replace the hard drive associated with the Laptop and otherwise erase all information from the Phone, iPad and Laptop, and then return the Phone, iPad and Laptop to the Executive for her personal use. The Executive shall assume all financial responsibility associated with the Phone, iPad and Laptop as of the Separation Date. The Company will provide reasonable transitional IT assistance.

2.2 Other Benefits. Following the Separation Date, the Executive will be paid any vested and accrued but not yet paid amounts due under the terms and conditions of any other employee pension benefit plans in accordance with the terms of such plan and applicable law.

2.3 Code Section 409A. Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments made or benefits provided to the Executive in connection with the Executive’s employment with the Company, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”), or be exempt therefrom, and this Agreement shall be construed and applied in a manner consistent with this intent. However, notwithstanding anything herein to the contrary, in no event whatsoever shall the Company or any of its affiliates be liable for any tax, additional tax, interest or penalty that may be imposed on the Executive pursuant to Code Section 409A or for any damages for failing to comply with Code Section 409A.

The Executive’s termination from employment must constitute a “separation from service” under Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment; provided, further, that in the event the period during which the Executive is entitled to consider (and revoke, if applicable) this Agreement spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming the Executive does not revoke this Agreement prior to the end of such period) and (b) the first business day of the second calendar year (regardless of whether the Executive has used the full time period allowed for consideration of this Agreement), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts the Executive owes to the Company or any of its subsidiaries, but only to the extent permissible under Code Section 409A.

Notwithstanding any other provision herein to the contrary, to the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) reimbursement of any such expense shall be made by no later than December 31 of the calendar year immediately following the calendar year in which such expense is incurred; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each and every payment under this Agreement shall be treated as a right to receive a series of separate payments under this Agreement shall be treated as a right to receive a series of separate payments under the Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under this

Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

2.4 Waiver and Release. Notwithstanding any other provision of this Agreement or the Employment Agreement to the contrary, this Agreement shall not become effective, and neither the Company nor the Executive shall have any rights or obligations under this Agreement, unless and until the Release attached as Exhibit A hereto and made a part hereof (the “Release”) becomes effective pursuant to its terms. Furthermore, the payments, benefits, vesting and other rights provided to the Executive under Section 2.1 of this Agreement are subject to, and contingent upon, the execution and non-revocation by Executive of the “ADEA Release” (as set forth in the Executive Release). If the Executive does not execute, or executes and then revokes, the ADEA Release, the Executive shall have no right to any payments, benefits, vesting or other rights provided pursuant to Section 2.1 hereof.

2.5 Indemnification. From and after the Separation Date, the Company will indemnify the Executive and advance and/or reimburse related expenses, to the fullest extent permitted by the laws of the state of incorporation of the Company (Delaware) and with the limitations set forth under the Certificate of Incorporation and By-Laws of the Company. In addition, nothing in this Agreement or Exhibit A shall affect the Executive’s rights, if any, to indemnification, advancement, defense or related reimbursement pursuant to, and subject to the terms and conditions of, the Executive’s Employment Agreement, any applicable D&O policies, any applicable insurance policies or applicable law.

2.6. Payment to Executive’s Estate. In the event of the Executive’s death prior to the payment and/or provision of any of the severance payments and/or benefits set forth under Section 2.1 herein (collectively, the “Severance”), provided the Executive or the Executive’s estate has complied with Section 2.4 hereof, the Executive’s estate will receive the Severance in accordance with the payment terms set forth in this Agreement.

Section 3 Restrictive Covenants.

3.1 Confidential and Proprietary Information. In addition to the Executive’s post-employment termination obligations (as set forth in the tenth (10th) and eleventh (11th) paragraphs of her Employment Agreement, which are incorporated herein by reference), the Executive acknowledges that in connection with her employment, she has had access to information of a nature not generally disclosed to the public. The Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, all “Confidential and Proprietary Information,” which includes but is not limited to all Company (including the Company’s affiliates and subsidiaries) and any of the Released Parties’ (including any Released Party’s affiliates and subsidiaries) business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by the Executive in the course of her employment. Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media. “Confidential and Proprietary Information” shall not include information that: (a) was already publicly known at the time of disclosure to Executive; (b) subsequently becomes publicly known other than through disclosure by Executive; or (c) is generally known within the industry. The Executive understands that Confidential and Proprietary Information is owned and shall continue to be owned solely by the Company or Released Party (as applicable). The Executive agrees that she has not disclosed and will not disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information, except as may be required to respond to a court order, subpoena, or other legal process. In the event the Executive receives a court order, subpoena or notice of other legal process requiring the disclosure of any information concerning the Company or any Released Party (as applicable), including but not limited to Confidential and Proprietary Information, to the extent permitted by law, the Executive shall give the Company notice of such process within forty-eight (48) hours of receipt, in order to provide the Company (or Released Party, as applicable) with the opportunity to move to quash or otherwise seek the preclusion of the disclosure of such information. The Executive acknowledges that she has complied and will continue to comply with this commitment, both during and after the end of her employment. The Executive also acknowledges her continuing obligations under the Company’s and any Released Party’s Business Principles. This Section 3.1 shall in all respects be subject to Section 1(d) and Section 6 of the Release.

3.2 Non-Competition; Non-Solicitation; Non-Interference. For a period of twelve (12) months following the Termination Date, the Executive agrees that she will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (a) solicit, aid, or induce any business customer (as opposed to consumer customer) of the Company, including its divisions, affiliates and subsidiaries (collectively the “Company Group”) or any Released Party, including its divisions, affiliates and subsidiaries (collectively the “Released Party Group”), to purchase goods or services then sold by the Company Group or Released Party Group from another person, firm, corporation, or other entity or assist or aid any other person or entity in identifying or soliciting any such customer to the detriment of the Company Group or Released Party Group; (b) solicit, aid, or induce any employee of the Company Group or Released Party Group to leave such employment or to accept employment with any other person, firm, corporation, or other entity unaffiliated with the Company Group or Released Party Group or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation, or other entity in hiring any such employee; (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group or Released Party Group and any of its or their vendors, joint venturers, or licensors; or (d) without the express prior written consent of the Chief Executive Officer of the Company which may be withheld in the Company’s sole and absolute discretion, engage in, directly or indirectly (whether for compensation or otherwise) own or hold any proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party or business which competes in any way or manner with the Company or any of its affiliates or subsidiaries as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s (and its divisions’, affiliates’ and subsidiaries’) hotel brands businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world. The Executive agrees that such covenants, restrictions, obligations and agreements of the Executive therein and herein are fair and reasonable and are an essential element of the payments, rights and benefits provided to the Executive pursuant to this Agreement and but for the Executive’s agreement to comply therewith and herewith, the Company would not have entered into this Agreement.

3.3 Non-Disparagement. The Executive agrees not to make, at any time (whether before or after the Termination Date), negative comments about or otherwise disparage the Company or any Released Party, or any of their officers, directors, employees, shareholders, members, agents, or products. The foregoing will not restrict or impede the Executive from exercising protected legal rights to the extent such rights cannot be waived by agreement or from providing truthful statements in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). This

Section 3.3 shall in all respects be subject to Section 1(d) and Section 6 of the Release. The Company agrees that it will not endorse disparaging comments purportedly made by an officer of the Company concerning the Executive.

3.4 Non-Disclosure. Unless otherwise required by law and subject in all respects to Section 1(d) and Section 6 of the Release, the Executive agrees not to disclose, either directly or indirectly, any information regarding the existence or substance of this Agreement, including specifically any of the terms of payment hereunder, which are not made public by the Company or required by law. This nondisclosure includes, but is not limited to, members of the media, present or former members of the Company (or any Released Party), and other members of the public, but does not include an attorney, an accountant, an immediate family member or a representative whom the Executive chooses to consult or seek advice regarding her consideration of and decision to execute this Agreement.
Section 4. Miscellaneous.

4.1 Modifications. This Agreement may not be modified or amended except in writing signed by each of the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with such waiver. A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act as a waiver of anything other than that specifically waived.

4.2 Governing Law. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by New Jersey law (without reference to its conflict of law rules).

4.3 Arbitration. Unless otherwise prohibited by applicable law, any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement of the parties hereto shall be submitted to and resolved by binding arbitration in accordance with the Federal Arbitration Act and in accordance with the provisions for arbitration set forth in Appendix A of the Employment Agreement, which is incorporated herein by reference, except that with respect to the matters covered by Section 3 of this Agreement, the Company may, but shall not be required to, seek injunctive and/or other equitable relief in a judicial proceeding, in conjunction with which the Executive acknowledges that the damages resulting from any breach of any such matter or provision would be irreparable and agrees that the Company has the right to apply to any court of competent jurisdiction for the issuance of a temporary restraining order to maintain the status quo pending the outcome of any such proceeding.

4.4 Survival. All of the Executive’s obligations, covenants and restrictions under any confidentiality agreement, any non-disclosure agreement, and the Company’s Business Principles, including but not limited to such provisions as set forth in the tenth (10th) and eleventh (11th) paragraphs of the Employment Agreement, which are incorporated herein by reference, shall survive and continue in full force and effect. This Section 4.4 shall in all respects be subject to Section 1(d) and Section 6 of the Release.

4.5 Enforceability; Severability. It is the intention of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under applicable law. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restrictions herein to be unenforceable in any respect, such court may limit this Agreement to render it enforceable in the light of the circumstances in which it was entered into and specifically enforce this Agreement to the fullest extent permissible.

4.6 Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

4.7 Continuing Cooperation. The Executive agrees to cooperate and make herself available to the Company or any of its successors (including any past or future subsidiary of the Company), any of the Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, as to which Executive may have knowledge, information or expertise. The Executive shall be reimbursed, to the extent permitted by law: (a) all reasonable out-of-pocket expenses associated with such cooperation, provided those expenses are pre-approved by the Company (or Released Party, as applicable) prior to the Executive incurring them, and (b) all reasonable and pre-approved time incurred at the rate of $250.00 per hour, excluding any time which the Executive is required to testify under oath. The Executive acknowledges that her agreement to this provision is a material inducement to the Company to enter into the Agreement and pay the consideration described therein.

4.8 Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:
Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, NJ 07054
Attn: Geoffrey A. Ballotti, President & Chief Executive Officer, and Paul Cash, General Counsel

If to the Executive:
Mary R. Falvey
[__]
[__]

Notices shall be deemed duly delivered upon hand delivery at the above address, or one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.

4.9 Assignment. This Agreement is personal in nature to the Company and the rights and obligations of the Executive under this Agreement shall not be assigned or transferred by the Executive. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.10 Jurisdiction. Subject to Section 4.3 of the Agreement, in any suit, action or proceeding seeking to enforce any provision of this Agreement, the Executive hereby: (a) irrevocably consents to the exclusive jurisdiction of any federal court located in the State of New Jersey or any of the state courts of the State of New Jersey; (b) waives, to the fullest extent permitted by applicable law, any objection which she may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) agrees that process in any such suit, action or proceeding may be served on her anywhere in the world, whether within or without the jurisdiction of such court, and, without limiting the foregoing, irrevocably agrees that service of process on such party, in the same manner as provided for notices in Section 4.8 of this Agreement, shall be deemed effective service of process on such party in any such suit, action or proceeding. UNLESS OTHERWISE PROHIBITED BY APPLICABLE LAW, THE EXECUTIVE AND COMPANY AGREE KNOWINGLY AND VOLUNTARILY TO WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY JUDICIAL PROCEEDING.

4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

4.12 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

4.13 Entire Agreement. This Agreement (including the Release to be executed and delivered by the Executive pursuant to Section 2.4 above) is entered into between the Executive and the Company as of the date hereof and constitutes the entire understanding and agreement between the parties hereto and, other than as set forth in Section 4.4 of this Agreement, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether oral or written, concerning the subject matter hereof, including, without limitation, the Employment Agreement (unless, as set forth herein, certain provisions of the Employment Agreement are incorporated by reference in this Agreement). All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties knowingly and voluntarily have executed this Agreement as of the date first written above.

WYNDHAM HOTELS & RESORTS, INC.

By: /s/ Paul F. Cash
Name: Paul F. Cash
Title: General Counsel and Corporate Secretary

/s/ Mary R. Falvey
EXECUTIVE: Mary R. Falvey

EXHIBIT A

RELEASE

As a condition precedent to Wyndham Hotels & Resorts, Inc. (“the Company”) providing the consideration set forth in Section 2.1 of the Separation and Release Agreement dated January 19, 2021 (“Agreement”), to which this Release is attached as Exhibit A (“Release”), on or following the “ADEA Release Effective Date” (as defined below) to the undersigned executive (“the Executive”), the Executive hereby agrees to the terms of this Release as follows:

1.    Release.

(a)    Subject to Section 1(c) below, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, Wyndham Worldwide Corporation, Wyndham Destinations, Inc., their parent entities, and each of their subsidiaries, affiliates, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members, attorneys, insurers and benefit plans, and all of their predecessors, successors and assigns (collectively, the “Released Parties”, and each a “Released Party”) from any and all claims, demands, causes of action, suits, controversies, actions, cross-claims, counter‑claims, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that the Executive has or may have against the Released Parties: (i) from the beginning of time through the date upon which the Executive signs this Release and the ADEA Release; (ii) arising from or in any way related to the Executive’s employment or termination of employment with any of the Released Parties; (iii) arising from or in any way related to any agreement with any of the Released Parties, including the Employment Agreement; and/or (iv) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to the Executive or in which the Executive may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree or writ, ordinance or regulation, including, but not limited to:

•Title VII of the Civil Rights Act of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Employee Retirement Income Security Act of 1974 ("ERISA") (as modified below);
•The Immigration Reform and Control Act;
•The Americans with Disabilities Act of 1990;
•The Age Discrimination in Employment Act of 1967 (“ADEA”);
•The Worker Adjustment and Retraining Notification Act;
•The Fair Credit Reporting Act;
•The Family and Medical Leave Act;
•The Equal Pay Act;
•The Genetic Information Nondiscrimination Act of 2008;
•The Occupational Safety and Health Act;
•The Family First Coronavirus Response Act;
•The New Jersey Law Against Discrimination;
•The New Jersey Civil Rights Act;

•The New Jersey Family Leave Act;
•The New Jersey State Wage and Hour Law;
•The Millville Dallas Airmotive Plant Job Loss Notification Act;
•The New Jersey Conscientious Employee Protection Act;
•The New Jersey Equal Pay Law;
•The New Jersey Occupational Safety and Health Law;
•The New Jersey Smokers’ Rights Law;
•The New Jersey Genetic Privacy Act;
•The New Jersey Fair Credit Reporting Act;
•The New Jersey Paid Sick Leave Act;
•The New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers' Compensation Claim;
•The New Jersey Public Employees' Occupational Safety and Health Act;
•New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;
•any other federal, state or local law, rule, regulation, or ordinance;
•any public policy, contract, tort, or common law; or
•any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

(b)    The Executive understands that the Executive may later discover claims or facts that may be different than, or in addition to, those which she now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section 1, and which, if known at the time of executing this Release and the ADEA Release (as defined herein), may have materially affected this Release or the Executive’s decision to enter into it. The Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(c)    This Release is not intended to bar or affect: (i) any Claims that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits; (ii) vested rights under the Company’s 401(k) or pension plan; (iii) any right to the payments and benefits set forth in Section 2.1 of the Agreement; and/or (iv) any earned, but unpaid, wages or paid-time-off payable upon a termination of employment that may be owed pursuant to Company policy and applicable law or any unreimbursed expenses payable in accordance with Company policy.

(d)    Nothing in this Release is intended to prohibit or restrict the Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that the Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties to the fullest extent permitted by law, excepting any benefit or remedy to which the Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)    Notwithstanding anything in this Release to the contrary, the Executive’s release of Claims under the ADEA (the “ADEA Release”) shall become effective only upon: (i) the Executive’s separate signature set forth on the signature page of this Release reflecting her assent to her release of Claims under the ADEA; and (ii) the occurrence of the ADEA Release Effective Date. The Executive shall not sign the ADEA Release until the Separation Date as set forth in the Agreement, and payment of Severance provided for under Section 2.1 of the Agreement is contingent upon the Executive’s execution and non-revocation of the ADEA Release.

(f)    The Executive represents that she has made no assignment or transfer of any right or Claim covered by this Section 1, and the Executive further agrees that she is not aware of any such right or Claim covered by this Section 1.

(g)    As of the date upon which the Executive executes this Release and the ADEA Release, the Executive acknowledges that she does not have any current charge, complaint, grievance or other proceeding against any of the Released Parties pending before any local, state or federal agency regarding her employment or separation from employment. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

(h)    As of the date upon which the Executive executes this Release and the ADEA Release, she affirms that she has not knowingly provided, either directly or indirectly, any information or assistance to any non-governmental party who may be considering or is taking legal action against any of the Released Parties with the purpose of assisting such person in connection with such legal action. The Executive understands that if this Release, and the Agreement to which this Release is attached, were not signed, she would have the right to voluntarily provide information or assistance to any party who may be considering or is taking legal action against any of the Released Parties. The Executive hereby waives that right and agrees that she will not provide any such assistance other than the assistance to a governmental party or pursuant to a valid subpoena or court order. This provision shall in all respects be subject to Subsection (d) herein and Section 6 of this Release.

2.    Return of Company Property. Except as permitted to be retained by the Executive pursuant to the terms of the Agreement, the Executive represents that she has returned to the Company all Company property and confidential and proprietary information in her possession or control, including but not limited to Confidential Information as defined in the Agreement, in any form whatsoever, including without limitation, equipment, telephones, smart phones, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which the Executive prepared or obtained during the course of her employment with the Company. The Executive has also provided the Company with the passcodes to any lock devices or password protected work-related accounts. If the Executive discovers any property of the Company (or any Released Party) or confidential or proprietary information in her possession after the date upon which she signs the Agreement and this Release, the Executive shall immediately return such property.

3.    Non-disparagement. Subject to Section 6 below, the Executive agrees not to: (a) make any statement, written or oral, directly or indirectly, which in any way disparages the Company or any of the Company or any of the Released Parties or their business, products or services in any manner whatsoever, or portrays the Company or any of the Released Parties or their business, products or services in a negative light or would in any way place the Company or any of the Released Parties in disrepute; and/or (b) encourage anyone else to disparage or criticize the Company or any of the Released Parties or their business, products or services, or put them in a bad light.

4.    Consultation/Voluntary Agreement. The Executive acknowledges that the Company has advised the Executive to consult with legal counsel of her choosing prior to executing this Release. The Executive has carefully read and fully understands all of the provisions of this Release. The Executive agrees she is entering into this Release knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Release.

5.    Review and Revocation Period. The Executive has been given at least forty-five (45) calendar days to consider the terms of this Release. The Executive has seven (7) calendar days after the date on which she executes the ADEA Release to revoke her consent to the ADEA Release. Any such revocation must be in writing and must be e-mailed to Geoffrey Ballotti, President and CEO at [__]. Notice of such revocation of the ADEA Release must be received within the seven (7) calendar days referenced above. In the event of such revocation of the ADEA Release by the Executive, with the exception of the ADEA Release (which shall become null and void), this Release shall otherwise remain fully effective. Provided that the Executive does not revoke her execution of the ADEA Release within such seven (7) day revocation period, the “ADEA Release Effective Date” shall occur on the eighth calendar day after the date on which she signs the signature page of this Release reflecting her assent to the ADEA Release. If the Executive revokes this Release or the ADEA Release within the permissible period, the Executive shall have no right to the payments and benefits set forth in Section 2.1 of the Agreement.

6.    Permitted Disclosures. Nothing in this Release or any other agreement between the Executive and the Company or any other policies of the Company or its affiliates shall prohibit or restrict the Executive or her attorney(s) from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Release or any other agreement between the Executive and the Company or any other policies of the Company or its affiliates prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. §1833(b), the Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that: (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to the Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to her attorney(s) and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release or any other agreement between the Company and the Executive or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.    No Admission of Wrongdoing. Neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the parties or any of the Released Parties of any improper or unlawful conduct, all of which is denied.

8.    Third-Party Beneficiaries. The Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.

9.    Amendments and Waivers. No amendment to or waiver of this Release or any of its terms will be binding unless consented to in writing by the Executive and an authorized representative of the Company. No waiver by the Company or any Released Party of a breach of any provision of this Release, or of compliance with any condition or provision of this Release to be performed by the Executive, will operate or be construed as a waiver of any subsequent breach with respect to any other Released Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of the Company or any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.

10.    Governing Law; Jury Waiver. This Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. Subject to Section 13 below, the Executive irrevocably consents to the jurisdiction of, and exclusive venue in, the state and federal courts in New Jersey with respect to any matters pertaining to, or arising from, this Release. UNLESS OTHERWISE PROHIBITED BY APPLICABLE LAW, the EXECUTIVE EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

11.    Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which the Executive signs this Release.

12.    Continuing Obligations. The Executive’s post-termination obligations, including but not limited to those set forth in the tenth (10th) and eleventh (11th) paragraphs of the Employment Agreement, as well as the Executive’s obligations set forth in the Agreement, are incorporated herein by reference (the “Continuing Obligations”). If the Executive breaches the Continuing Obligations, all amounts and benefits payable under this Release shall cease and, upon the Company’s request, the Executive shall immediately repay to the Company any and all amounts already paid pursuant to this Release. If any one or more of the Continuing Obligations shall be held by an arbitrator or a court of competent jurisdiction to be excessively broad as to duration, geography, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.    Arbitration. Appendix A of the Employment Agreement is incorporated herein by reference and such terms and conditions shall apply to any disputes under the Agreement and under the Release.

14.    Continuing Cooperation. The Executive agrees, in addition to obligations set forth in this Release and the Agreement to which this Release is attached, to cooperate and make herself available to the Company or any of its successors (including any past or future subsidiary of the Company), any of the Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which the Executive may have knowledge, information or expertise. The Executive shall be reimbursed, to the extent permitted by law, any reasonable out-of-pocket expenses associated with such cooperation, provided those expenses are pre-approved by the Company (or Released Party, as applicable) prior to the Executive incurring them. The Executive acknowledges that her agreement to this provision is a material inducement to the Company to enter into the Agreement and pay the consideration described therein.

15.    Business Expenses. As of the date upon which the Executive executes this Release, the Executive confirms that any business-related expenses for which she seeks or will seek reimbursement have been, or will be, documented and submitted to the Company within ten (10) business days after the Termination Date. Furthermore, the Executive represents that any amounts owed by her to the Company have been paid. In the event that the Executive has been reimbursed for business expenses, but has failed to pay any Company-issued charge card or credit card bill related to such reimbursed expenses, the Executive shall promptly pay any such amounts within seven (7) days after any request by the Company. In addition, the Company has the right and is hereby authorized to deduct the amount of any unpaid charge card or credit card bill from its severance payments to the Executive or otherwise suspend payments or other benefits in an amount equal to the unpaid business expenses, without being in breach of the Agreement.

16.    Entire Agreement. Except as expressly set forth herein, the Executive acknowledges and agrees that this Release and the Agreement to which this Release is attached constitutes the complete and entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. It is understood and agreed that this Release, and the Agreement to which this Release is attached, including the mutual covenants, agreements, acknowledgments and affirmations contained herein and therein, are intended to constitute the complete settlement and resolution of all matters set forth in Section 1 hereof. The Executive represents that, in executing this Release, she has not relied upon any representation or statement made by any of the Released Parties, other than those set forth in this Release and the Agreement to which this Release is attached, with regard to the subject matter, basis, or effect of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release as of the below-indicated date(s).

EXECUTIVE
/s/ Mary R. Falvey
Mary R. Falvey

Date: February 11, 2021

ACKNOWLEDGED AND AGREED
WITH RESPECT TO ADEA RELEASE
(Not to be executed prior to Separation Date)

EXECUTIVE

_________________________________________
Mary R. Falvey

Date: ___________________________________